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                                                                    EXHIBIT 99.2


                        THE L.L. KNICKERBOCKER CO., INC.

            REPORTS THE SETTING OF COURT HEARING FOR APPROVAL OF SALE OF SUBSTANTIALLY ALL ASSETS AND CONSIDERATION OF OVERBIDS

Lake Forest, California, August 3, 2001/PR Newswire/ - The L.L. Knickerbocker Co., Inc. previously reported the filing with the United States Bankruptcy Court of a motion for order approving overbid procedures and topping fee in connection with a proposed sale of substantially all of the company's assets (the "Motion"). The United States Bankruptcy Court held a hearing on the Motion for July 31, 2001.

At the hearing, the Court approved the Motion as modified in open court. As a result, there will be a hearing on sale of substantially all of the Company's assets and to consider overbids on September 4, 2001 at 9:30 A.M.

The overbid procedures include funding a $480,000 deposit by August 29, 2001, an initial overbid of at least $6,180,000, and subsequent overbids in additional $300,000 increments. All interested bidders should contact Paul Couchot at Winthrop Couchot Professional Corporation of Newport Beach, California for specific information.

The L.L. Knickerbocker Co., Inc. is a multi-brand collectible products, gift, toy and jewelry company that designs, develops, produces and markets products over diverse distribution channels. The Company's products are sold through independent gift and collectible retailers, department stores, electronic retailers, Internet, and international distributors. The Company is a major supplier of collectible products and fashion jewelry to the leading electronic retailer.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein.